UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2021

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street,	Suite 600
Seattle,	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01    Entry into a Material Definitive Agreement.
On March 25, 2021, we closed our offering of $500 million aggregate principal amount of 0.50% convertible senior notes due 2027 (the “Notes”). We sold the Notes to the initial purchasers of the Notes (the “Initial Purchasers”) in reliance on Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and expect for initial resales of the Notes by the Initial Purchasers to be to qualified institutional buyers pursuant to Rule 144A under the Securities Act (the “Offering”). We also granted the Initial Purchasers of the Notes an option to purchase up to an additional $75 million aggregate principal amount of Notes for settlement by April 6, 2021 (the “Option”).
Indenture Governing the Notes
We issued the Notes pursuant to an Indenture, dated as of March 25, 2021 (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee. The Notes are our general unsecured, senior obligations. The notes will bear interest at a rate of 0.50% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. The Notes will mature on April 1, 2027, unless earlier converted, redeemed or repurchased.
The Notes are subject to redemption at our option on or after April 6, 2024 and on or before the 31st scheduled trading day immediately prior to the maturity date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. The Notes may be redeemed (i) in whole or (ii) in part so long as at least $100 million aggregate principal amount of the Notes remains outstanding and not subject to redemption as of the relevant redemption notice date. The redemption price will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. Each of the following is an event of default with respect to the Notes, which may result in acceleration of the maturity of the Notes:
(1) default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;
(2) default in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
(3) our failure to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;
(4) our failure to give a fundamental change notice, notice of a make-whole fundamental change or a notice of a specified corporate event at the time and in the manner provided in the Indenture;
(5) our failure to comply with our obligations under the Indenture with respect to consolidation, merger or sale of assets;
(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or the Indenture;

(7) default by us or any of our significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there is then outstanding, or by which there is then secured or evidenced, any indebtedness for money borrowed (other than non-recourse indebtedness, as defined in the Indenture) in excess of $60,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created:
(i) resulting in such indebtedness in excess of $60,000,000 becoming or being declared due and payable in full, or
(ii) constituting a failure to pay the principal or interest of any such indebtedness in excess of $60,000,000 when due and payable in full at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, each only if such event of default shall be continuing upon the expiration of any applicable cure or notice period and regarding which no waiver or other dispensation is granted;
(8) certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.
The Notes are convertible into cash, shares of our common stock or a combination of cash and shares, at our election, at an initial conversion rate of 10.6920 shares per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $93.53 per share. The conversion rate is subject to adjustment if certain events occur. Holders of the Notes who convert their Notes following certain corporate events or if we deliver a notice of redemption are, under certain circumstances, entitled to an increase in the conversion rate.
Holders of the Notes may convert all or any portion of their Notes at any time prior to the close of business on the business day immediately preceding January 1, 2027, in integral multiples of $1,000 principal amount, only under the following circumstances:
•during any calendar quarter commencing after the calendar quarter ending on June 30, 2021 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable trading day;
•during the five business day period after any five consecutive trading day period in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate of the Notes on each such trading day;
•if we call such Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the applicable redemption date, but only with respect to the Notes called (or deemed called) for redemption; or
•upon the occurrence of specified corporate events.
The maximum number of shares of our common stock issuable upon conversion of the Notes is 7,217,050 shares, or 8,299,607 shares if the Option is exercised.

In the event of a fundamental change, holders of the Notes may require us to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the fundamental change date.
For purposes of describing the Notes and the Indenture, references to “we,” “our” and “us” refer only to Redfin Corporation and not to its subsidiaries.
A copy of the Indenture and form of Note are filed as exhibit 4.1 and exhibit 4.2, respectively, to this report and are incorporated into this report by reference.
Capped Call Transactions
On March 22, 2021, in connection with the pricing of the Notes, we entered into capped call transactions with four financial institutions (the "option counterparties"). The capped call transactions cover, subject to customary adjustments, the number of shares of our common stock that will initially underlie the Notes. The capped call transactions are expected to offset the potential dilution to our common stock as a result of any conversion of the Notes, with such offset subject to a cap initially equal to $138.56, which represents a premium of 100% over the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2021.
In connection with establishing their initial hedges of the capped call transactions, we expect the option counterparties and/or their respective affiliates to purchase shares of our common stock and/or enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the Notes at that time.
In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions prior to the maturity of the Notes (and are likely to do so on each exercise date of the capped call transactions, which are expected to occur during the 30 trading day period beginning on the 31st scheduled trading day prior to the maturity date of the Notes, or following any termination of any portion of the capped call transactions in connection with any conversion, redemption or repurchase of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the Notes, which could affect noteholders' ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such notes.
The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the Notes, and will not change any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the capped call transactions.
The form of the capped call transaction confirmation is filed as exhibit 99.1 to this report and is incorporated into this report by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 under "Indenture Governing the Notes" is incorporated by reference into this Item 2.03.

Item 3.02    Unregistered Sale of Equity Securities.
The information set forth in Item 1.01 under "Indenture Governing the Notes" is incorporated by reference into this Item 3.02.
Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Indenture dated as of March 25, 2021, between Redfin Corporation and Wells Fargo Bank, National Association, as Trustee
4.2	Form of Convertible Senior Note due 2027 (included in exhibit 4.1)
99.1	Form of Capped Call Transaction Confirmation
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation (Registrant)
March 25, 2021
	By:	/s/ Chris Nielsen
Chris Nielsen
Chief Financial Officer